Exhibit 10.3

Master Service Agreement

SCH003-11

between

SCS Corporation Ltd

and

Schlumberger Oilfield Eastern Limited

Internal Use Only

REV.	DESCRIPTION	PREPARED	REVIEWED	APPROVED	DATE
0	Master Service Agreement	/s/ T.ORiley	/s/ B.Bell	/s/ P.Amoruso	12/27/16

		T.ORiley	B.Bell	P.Amoruso

further changes approved from version issued on 2/21/16.

Master Service Agreement No: SCH003-11	Effective Date: 27 December, 2016
Schlumberger Oilfield Eastern Limited	Page 2 of 37

	TABLE OF CONTENTS

1	DEFINITIONS	3
2	DOCUMENTS CONSTITUTING THIS AGREEMENT	6
3	DESCRIPTION AND CHARACTERISTICS OF THE WORK	6
4	PRICES AND PAYMENT	7
5	INDEPENDENT CONTRACTOR STATUS	7
6	NOTICES	7
7	INDEMNITIES	8
8	INSURANCE	11
9	PAYMENT OF CLAIMS/LIENS	11
10	INSPECTION RIGHTS, QUALITY ASSURANCE, CONTROL AND TESTING	11
11	FORCE MAJEURE	12
12	CONTROLLING AGREEMENT	13
13	TAXES AND OTHER GOVERNMENTAL CHARGES	13
14	ASSIGNMENT	14
15	TERMINATION/CANCELLATION	14
16	DEFAULT	15
17	SUSPENSION	16
18	AUDIT/RECORDS	17
19	CONFIDENTIALITY	17
20	SEVERABILITY	19
21	CHOICE OF LAW	19
22	AMENDMENT/WAIVER	19
23	MISCELLANEOUS	20
24	PATENTS & PROPRIETARY RIGHTS	20
25	DISPUTE RESOLUTION	20
26	COMPLIANCE WITH UNITED STATES OF AMERICA AND FOREIGN LAWS	21
27	COMPLIANCE WITH U.S. SANCTIONS AND EXPORT LAWS	22
28	WARRANTY	23
29	THIRD PARTY BENEFICIARIES	24
30	DELIVERY OF THE PRODUCTS	25
31	LANGUAGE	25
32	ENTIRETY	25
33	SURVIVAL	25
34	EXHIBIT “A” - SAMPLE WORK ORDER	27
35	EXHIBIT “B” - INSURANCE REQUIREMENTS	29
36	EXHIBIT “C”- HEALTH, SAFETY AND ENVIRONMENTAL REQUIREMENTS	32

Master Service Agreement No: SCH003-11	Effective Date: 27 December, 2016
Schlumberger Oilfield Eastern Limited	Page 3 of 37

MASTER SERVICE AGREEMENT

THIS AGREEMENT (hereinafter referred to as “MSA” or “Agreement”), effective from 27 December, 2016 (“Effective Date”) by and between SCS Corporation Ltd a Cayman Islands corporation and a wholly owned subsidiary of Hyperdynamics Corporation, whose principal office is at 12012 Wickchester Lane, Suite 475, Houston TX 77079 (hereinafter referred to as “Company”) and Schlumberger Oilfield Eastern Limited corporation with offices at Flemming House, Wickhams Cay, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “Contractor”). Company and Contractor are individually referred to as a “Party” and collectively as the “Parties”.

This Agreement is between Company and Contractor and is applicable only for Work required to be performed in the Republic of Guinea as further detailed and agreed in any Work Orders.

In consideration of the mutual covenants herein contained and of the payments hereinafter provided to be made by Company to Contractor and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1                                         DEFINITIONS

1.1                               “Affiliate” when used with respect to a Party means any entity controlling, controlled by or under common control with the referenced Party, where “control” can be defined as the direct or indirect ownership of fifty percent (50%) or more of the voting shares of such entity or the right to appoint a majority of the board of directors or other governing body of such entity.

1.2                               “Agreement” means the terms and conditions of the body of this document, and the Exhibits, references and documents attached hereto or incorporated by references as may mutually be amended from time to time in accordance with the terms of this Agreement.

1.3                               “Applicable Law” means all laws, statutes, acts, rules, regulations, decrees or orders of any governmental entity that has jurisdiction over Company or Contractor in the performance of this Agreement or any Work Order.

1.4                               “Company” means that entity described as such in the Preamble of this Agreement.

1.5                               “Company Group” means Company, its co-venturers, its and their parent, subsidiary and Affiliated or related companies, and its and their contractors and subcontractors (except Contractor Group), and the officers, directors, employees, consultants, agents and invitees of all of the foregoing. The government of the Republic of Guinea shall be considered a co-venturer solely for purposes of this Agreement.

1.6                               “Contractor” means that entity described as such in the Preamble of this Agreement.

1.7                               “Contractor Group” means Contractor, its parent, subsidiary and Affiliated or related companies, and its and their contractors and subcontractors and the officers, directors, employees, consultants, agents and invitees of all of the foregoing.

1.8                               “Contractor Equipment” means any and all equipment owned, leased or rented by Contractor Group and utilized in connection with the Work, and shall include spare parts and inventory. Equipment rented by Contractor to Company shall be deemed part of Contractor Equipment, however Contractor goods on consignment to Company shall not be deemed Contractor Equipment.

1.9                               “Country” means the country to which the Production Sharing Agreement relates.

1.10                        “Country of Operations” means the country where the Work as defined in the applicable Work Order is being performed. The Country of Operations is the Republic of Guinea.

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1.11                        “Effective Date” means the date on which this Agreement comes into force as specified in the preamble above.

1.12                        “EU” means the European Union.

1.13                        “Exhibit(s)” shall refer to the applicable exhibit or exhibits attached to the body of this Agreement. Capitalized terms used in any Exhibit but not defined therein shall be given the meaning ascribed to such term in the body of this Agreement.

1.14                        “FCPA” means the United States Foreign Corrupt Practices Act, as amended over time.

1.15                        “Force Majeure Event” means any of the following after the exercise of reasonable diligence and foresight to prevent or overcome the issue: Acts of God, action of the elements, warlike action, insurrection, revolution or civil strife, piracy, civil war or hostile action, strikes (excluding strikes, lockouts or other industrial disputes or action solely among employees of Contractor or its subcontractors), acts of or delays caused by public enemies, acts of sovereign states, regional or local governments or authorities and any judicial, legislative or ministerial body or regulatory authorities (including, but not limited to, a declared moratorium or actions or inactions of authorities effectively preventing a Party from performance), material or equipment shortages, or any other causes (except financial) beyond the reasonable control of either party.

1.16                        “Government” means the host government or other governmental or other entity of the Country which are a party to the Production Sharing Contract.

1.17                        “Government Official” or “Official” shall include (i) any officer or employee of a country other than the United States or any federal, regional or local department, agency, state-owned enterprise or corporation or other instrumentality thereof; (ii) any employee or official of a public international organization; (iii) any person acting in an official capacity for or on behalf of any of such entities identified in clauses (i) or (ii); and (iv) any official of a political party, or candidate or nominee of any political party of a country other than the United States

1.18                        “Gross Negligence” means Such wanton and reckless conduct (whether sole, contributory, joint or concurrent), carelessness or omission as constitutes in effect an utter disregard for harmful, foreseeable and avoidable consequences) on the part of the other party, its Group or its or their representatives, and without limit. For avoidance of doubt, Gross negligence requires a significantly greater degree of lack of care than would be required to constitute simple negligence.

1.19                        “Indemnify” means that the first party agrees to indemnify and hold the other party, its Group and its and their Personnel harmless from and against any and all loss, liability, costs, claims, demands and expenses (including legal expenses) of every kind and character and without regard to the cause or causes thereof and whether or not involving negligence (including without limitation Gross Negligence on the part of the other party, its Group or its or their representatives, and without limit.

1.20                        “Insolvent” means when a party cannot pay its debts as they become due.

1.21                        “Party” or “Parties” means the signatories to this Agreement either singularly with Company as the first part and Contractor as the second part or both collectively.

1.22                        “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

1.23                        “Permits” shall have the meaning ascribed to such term in Article 5 — Independent Contractor Status.

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1.24                        “Personnel” shall mean, as respects Company, all Company Group personnel, and, as respects Contractor, all Contractor Group personnel, in each case provided in performance of the Work or in connection with this Agreement,

1.25                        “Production Sharing Contract” or “PSC” means the production sharing contract, concession agreement, lease, license or some other type of agreement permitting Company, as the owner of certain rights pertaining to the Hydrocarbon Production Sharing Contract dated September 22, 2006 as amended March 25, 2010 and in September 21, 2016 or as may be amended from time to time between the government of the Republic of Guinea and Company (and possibly one or more other entities), or an entity in which the Company is one of its owners, to explore for and produce oil and gas in the Country.

1.26                        “Products” or “Product” means the products, goods items or equipment sold by Contractor to Company hereunder (as and where applicable).

1.27                        “Regardless of Fault” means, without regard to the cause or causes thereof, including, without limitation, Gross Negligence, the sole, concurrent, partial, active, passive or other negligence (of whatsoever nature or character), other fault or strict, regulatory or statutory liability, breach of representation or warranty, breach of duty (whether statutory, contractual or otherwise), products liability, any theory of tort or breach of contract, of either Party or its Group, or any other Person or entity, or the unseaworthiness, unairworthiness or defective condition of vessels, craft, vehicles or premises, whether or not preceding the execution of, but in any case relating to, this Agreement or any Work Order; provided, however, Willful Misconduct shall not be covered or included in and shall be expressly excluded from the definition of Regardless of Fault.

~~1.28~~                        “Replacement Value” means price stated in the applicable Work Order as Lost in Hole price of the lost or damaged equipment, or if not stated in the Work Order, the documented replacement cost less accumulated depreciation at the rate of three-fourths of one percent (075%) per month from the last date of service level 3 maintenance of the equipment to the date of the loss or damage of the equipment up to a maximum depreciation of fifty percent (50%).

1.29                        “Term” means the period commencing on the Effective Date and ending two years from the Effective Date, or as may be amended from time to time by mutual agreement of the Parties, or on the date specified in a notice of termination sent by one Party to the other Party at least thirty days prior to the termination date specified in the notice of termination.

1.30                        “Third Party(ies)” means any Person(s) or entity(ies) not a member of Company Group or Contractor Group.

1.31                        “Willful Misconduct” means an intentional or deliberate act or omission the pernicious results of which are detrimental to the interest of the other party which causes an injury or death to a Party or damage to property or the environment, or with knowledge of the situation creating a peril a Party intentionally does an act which a Party should not do (or fails to act) with a wanton or reckless disregard or indifference to the consequences and with the knowledge that such act will probably result in injury or death to the other Party or damage to property or the environment.

1.32                        “Work” means all work and services to be performed and/or any goods, material or equipment to be supplied by Contractor to Company under a Work Order or as otherwise contemplated by Article 3 -Description and Characteristics of the Work.

1.33                        “Work Order” means written work orders given pursuant to this Agreement by Company to Contractor from time to time during the term of this Agreement.

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1.34                        “Consequential Loss” shall mean: (a) consequential or indirect loss under English law; and (b) loss and/or deferral of production, loss of product, loss of use, rig time, loss of revenue, profit or anticipated profit (if any), in each case whether direct or indirect to the extent that these are not included in sub-Clause (a) of this definition and whether or not foreseeable at the Effective Date of this Agreement; suffered by the indemnifying party or any other members of its Group.

1.35                        “Worksite” means the lands, waters and other places on, under, in or through which the Work is to be performed including offshore and onshore installations, floating construction equipment, vessels (including the area covered by approved anchor patterns), design offices, workshops and places where equipment, materials or supplies are being obtained, stored or used for the purposes of the Agreement or the relevant Work Order.

2                                         DOCUMENTS CONSTITUTING THIS AGREEMENT

2.1                               This Agreement includes (i) the body of this document as originally executed or as may from time to time be amended by a specific written instrument referencing an amendment of the body of this document and executed by individuals with the appropriate authority for each Party, and (ii) the following attached hereto:

Exhibit “A” —Sample Work Order

Exhibit “B” - Insurance Requirements

Exhibit “C” - HSE Requirements or Bridging Document

2.2                               In the event of a conflict or inconsistency between the body of this document and/or one or more of the exhibits, the body of this document shall prevail except if a Work Order specifically agrees special conditions applicable only to the Work Order in which the special conditions are contained.

3                                         DESCRIPTION AND CHARACTERISTICS OF THE WORK

3.1                               This Agreement will apply to all Work performed or to be performed by Contractor during the Term in the Country or Country of Operations and which have been authorized by release from Company, including but not limited that authorized pursuant to electronic communications, attaching a Work Order or a separate work order release specifically referencing a Work Order; provided, however, that this Agreement does not obligate Company to order or authorize such Work, nor does it obligate Contractor to accept the same, it being the intent that this Agreement shall control and govern all Work in the Country or Country of Operations ordered or authorized by Company and where accepted by Contractor in writing during the Term shall,, define the rights and obligations of Company and Contractor with respect thereto.

3.2                               Each Work Order will identify the charges and estimated duration of assignment and, to the extent the nature of any particular work makes it possible, may describe the qualification of and identify the individual(s) to be provided. Each Work Order shall also identify both the Country of Operations and the Country. Acceptance of such Company issued Work Order by Contractor shall be by the signing of same by Contractor’s authorized representative.”

3.3                               Company may change any part of the Work under any Work Order by written instruction to Contractor advising of scope of change. Contractor shall promptly advise Company in writing of its reasonable effect on the Work Order by way of a proposal. Contractor shall not proceed with any change unless such change has been authorized in writing by Company and Contractor. Following agreement, Company will issue a revision to the existing Work Order or a new Work Order to confirm the agreed change in price or delivery and Contractor shall by signing signify its acceptance.

Master Service Agreement No: SCH003-11	Effective Date: 27 December, 2016
Schlumberger Oilfield Eastern Limited	Page 7 of 37

4                                         PRICES AND PAYMENT

4.1                               Company will hire Contractor to provide the Work described in the Work Orders pursuant to this Agreement and upon written acceptance of same by Contractor.

4.2                               Each Work Order shall set forth the agreed upon scope of work and commercial terms under which the Work will be performed as well as any other special conditions specific to the scope of Work that have been agreed between the Parties.

4.3                               Each Work Order shall provide a compensation schedule and invoicing instructions which include invoice dispute procedures as an attachment to the Work Order.

5                                         INDEPENDENT CONTRACTOR STATUS

5.1                               It is understood and agreed that all Work performed by Contractor shall be subject to the approval of Company’s representative(s) appointed from time to time, but that the detailed manner and supervision of the Work and the method of performing same shall be under the sole control of Contractor. Company shall have no power or authority to direct, supervise or control Contractor with respect to means, manner or method of performance of the Work hereunder, and Contractor in the exercise of its independent employment and as an independent contractor shall select the means, manner and method of performance thereof. Company, being interested only in the results obtained, may require Company’s representative to inspect to the extent necessary to assure desired results. In this regard, it is specifically agreed and understood that Contractor is conclusively an independent contractor as to all Work performed hereunder for all purposes.

5.2                               For the purposes of this Agreement, Contractor shall act as an independent contractor, not as an agent of Company. Persons engaged by Contractor for the conduct of Work pursuant to a Work Order, and for all matters incident thereto, shall be employees or independent sub-contractors of Contractor and neither Company nor Contractor shall have direction or control of the employees of the other in the conduct of such Work.

5.3                               Contractor shall therefore assume all costs and expenses appropriate to its independent status including, but not limited to, salaries, bonuses, insurance, superannuation and social welfare contributions of any kind related to Contractor’s Personnel. Consequently, Contractor shall defend, Indemnify and hold harmless Company against any claim, liability and/or penalty related thereto.

5.4                               All obligations undertaken by Contractor in connection with Work, or otherwise, shall be undertaken in the name of Contractor and in no event in the name or for the account of Company. Contractor shall be responsible for gaining and maintaining any licenses, permits, permissions or authorities (“Permits”) that may be necessary to enable Contractor to carry out the Work. Company shall provide reasonable assistance to Contractor, as applicable, in obtaining such permits or licenses that are required by Contractor to perform the Work in Country. Contractor shall keep Company reasonably apprised of the progress and status of applications for Permits and shall provide copies of Permits to Company upon request. Where a Permit is required to be issued in the name of Company, Contractor shall only submit an application after Company has approved its contents, and shall not make any concessions or commitments on behalf of Company unless with the prior written approval of Company.

6                                         NOTICES

6.1                               All correspondence and notices required under this Agreement or a Work Order shall be in writing and shall be deemed to have been properly given or made if sent to the respective Party at the address indicated below (unless a different address is specified in the Work Order). The date of any notice shall be

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Schlumberger Oilfield Eastern Limited	Page 8 of 37

the date it is first received at the office of the addressee, or by the addressee, whichever is earlier. Except as otherwise provided in this article, notices shall be deemed to have been received:

If delivered by hand	At time of delivery
If sent bye-mail/fax	At time of confirmed receipt
If sent by registered mail	At time of confirmed receipt or record of delivery

6.2                               Notices relating to contractual or legal issues or disputes either must be delivered by mail or hand delivery as provided above, as email and facsimile delivery of such notice shall not be deemed effective. If the time of such deemed receipt of notice is not during customary hours of business, notice shall be deemed to have been received at 10.00 a.m. on the first customary day of business thereafter. Either Party may change the Person or address to which notice shall be sent by giving the other Party written notice of such change.

6.3                               Notices shall be delivered addressed as follows (provided operational notices under the Work Order shall be sent as provided therein):

For Company	For Contractor
To or in care of:	To or in care of:
SCS Corporation Ltd	Gianluigi Vaghi
c/o Hyperdynamics Corporation
12012 Wickchester Lane, Suite 475	Schlumberger Oilfield Eastern Limited
Houston, TX 77079	B.P. 602-Z.I. de la Foire,
USA	Pointe-Noire, Republique du Congo,
Attn: Legal	Email: GVaghi@slb.com
Legal@hyperdynamics.com
Ph:+1 (713) 353-9400	Ph:+44 20 3708 3046

7                                         INDEMNITIES

7.1                               Personnel

7.1.1                     Contractor agrees to Indemnify Company Group on account of personal injury, illness or death of any representative of Contractor or of the Contractor Group arising under this Agreement and any Work Order.

7.1.2                     Company agrees to Indemnify Contractor Group on account of personal injury, illness or death of any representative of Company or of the Company Group arising under this Agreement and any Work Order.

7.2                               Property

7.2.1                     Company agrees to Indemnify Contractor Group in respect of damage to or loss or destruction of any property of Company, Company Group or its or their representatives.

7.2.2                     Contractor shall Indemnify Company for damage to or loss or destruction of Contractor Equipment (other than Contractor Equipment designed for use downhole, surface testing Contractor Equipment exposed to abrasive or corrosive elements in the well fluid, and any Contractor Equipment damaged, lost or destroyed as a result of a subsurface occurrence, to which this Article 7.2.2 shall not apply) situated at the wellsite while Contractor is rigged up and actively engaged in the performance of Work for Company, in which event Company’s sole obligation shall be promptly to return such damaged

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Schlumberger Oilfield Eastern Limited	Page 9 of 37

or lost Contractor Equipment if subsequently recovered, without inspecting or otherwise tampering with such Contractor Equipment.

7.2.3                     Notwithstanding the provisions of Article 7.2.2 above, Company shall Indemnify Contractor Group in the event that any Contractor Equipment is lost, damaged or destroyed while at the wellsite, in or outside the well, or while being transported by or on behalf of or by conveyance arranged by Company, or while in the custody or under the control of Company or any representative of Company.

7.2.4                     Where any of the above mentioned events occur, Company shall:

7.2.4.1                         exert its best efforts to recover such Contractor Equipment at Company’s sole risk and expense; or

7.2.4.2                         reimburse Contractor for the Replacement Value of Contractor’s Equipment

7.2.4.3                         reimburse Contractor for the agreed cost of repair of such Contractor Equipment if recovered and repairable; or.

7.2.4.4                         Company shall promptly return to Contractor damaged Equipment or lost Equipment subsequently recovered, without opening or inspecting Equipment but Company shall have the option of a representative being present when such Equipment is inspected and damage assessed by Contractor.

7.2.4.5                         with respect to Contractor Equipment lost or damaged in the well/hole, operating charges shall continue to be paid up to and including the date on which Contractor receives notice in writing of such loss or damage.

7.3                               Specific Events. Notwithstanding any other provisions of this Contract to the contrary Contractor Group is not responsible for, and, Company agrees to Indemnify Contractor Group on account of:

7.3.1                     pollution, contamination (including radioactive contamination) or radiation damage including that emanating from the well and/or reservoir and the costs of containment, clean up and disposal;

7.3.2                     subsurface loss or damage, including loss of or damage to any reservoir, production formation, well or borehole or in-hole equipment, or impairment of any property right to water, oil, gas or other mineral substances;

7.3.3                     damage, loss, or destruction, or personal injury or death arising on the surface as a result of subsurface occurrence, including damage to or loss or destruction of any Equipment, drilling rig, platform or other fixed or floating structure at or around the wellsite, expenses for killing or bringing under control a wild well, and any re-drilling, fishing or reworking costs, and indirect and consequential losses and damages arising therefrom;

7.3.4                     loss, damage, injury and/or death resulting from fire, an explosion, a wild well or blow-out and all costs associated with such events; including but not limited to any damages caused to a rig/vessel as well as any downtime or remediation/recovery time and cost of completion and re-running of the services or replacement of any installation, and

7.3.5                     all third party liabilities flowing from any of the above events including loss of or damage to oil and/or gas production facilities or pipelines or any third party installations or rigs/vessels within a 500m radius of the worksite.

7.4                               Under a Force Majeure Event, Company shall pay Contractor at standby rates agreed in the applicable Work Order for Personnel designated for Company use and for Contractor Equipment present at the Worksite at the time of the Work stoppage or declaration of Force Majeure Event. Where the Force Majeure Event is not resolved or removed within fifteen (15) days of the date of declaration of the Force Majeure Event, Contractor shall be entitled to remove its Personnel, Contractor Equipment and/or Products from Company’s Worksite and to put its Personnel, Contractor Equipment and/or Products to

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alternative uses. However, where Contractor is unable to access the Worksite as a result of the Force Majeure Event, and consequently is unable to retrieve its Contractor Equipment or Products, or where such Contractor Equipment or Products are damaged or destroyed as a result of the Force Majeure Event, such Contractor Equipment or Products shall be deemed to be irretrievably lost, whereupon Company shall pay to Contractor the Replacement Value of such Contractor Equipment. In the event that Contractor’s Personnel are not allowed free egress from the Worksite, as a result of the Force Majeure Event, the standby rates agreed in the applicable Work Order shall apply.

7.5                               Lost Overboard. Company shall be responsible for losses relating to the costs of recovery of the property provided by Contractor lost overboard during the transportation by the Company or lost overboard by the Company where such loss was not caused by the negligence or breach of duty of Contractor. Where Company elects to perform such recovery or is required to do so to comply with its statutory obligations, except to the extent that such claim arises as a consequence of the negligence or breach of duty (whether statutory or otherwise) of Company, such costs shall include but are not limited to heavy lifting, uncovering and removal of the property.

7.6                               Contractor Equipment: Fishing

7.6.1                     Company shall assume the entire responsibility for operations in which Company or its representatives attempt to fish for Contractor Equipment but Contractor will, without assuming liability and if so requested by Company, render assistance for the recovery of such Contractor Equipment.

7.7                               Radioactive Sources: Fishing Handling and Transportation

7.7.1                     The radioactive sources that Contractor may use in performance of its Work are potentially dangerous. If any radioactive source becomes lodged, lost or missing in a well, at the well site, while being transported by Company or a third-party on behalf of Company, or while under the custody or control of Company or Company’s agents, Company shall immediately notify Contractor.

7.7.2                     Company must exert its best efforts to locate and recover the source and shall take all necessary precautions in order to avoid breaking, damaging or rupturing the source. If the source that is lodged in a well is not recovered, or if it becomes irretrievable, or if the source or its container are damaged, broken or ruptured, Company shall immediately notify Contractor and comply with all applicable laws and regulations, including the isolation and marking of the location of the source. Company and Contractor shall meet to discuss and agree on further actions.

7.8                               Company agrees that it will not attempt to recover a sealed source in a manner which, in Contractor’s opinion, could result in its rupture or is in contradiction with the Radioactive Sources Manual.

7.9                               Additionally, Company will take all necessary actions to minimize the possibility of contamination and radiation exposure to personnel and to decontaminate the environment and any equipment or personnel who may be contaminated because of a rupture of the source. Company further agrees to comply with all applicable rules, regulations, terms, and conditions contained in Contractor’s radioactive materials license.

7.10                        Chemicals:

7.10.1              The Parties hereby stipulate and agree that the drilling fluids in the rig’s tanks, piping, valves and pumps and in the bore hole are not in Contractor’s care, custody or control. In no event shall Contractor be considered the generator of, or responsible for the disposal of, drilling fluids wastes arising from the drilling operations. Notwithstanding anything to the contrary herein, Company acknowledges and agrees that the drill cuttings and associated mud’s/waste materials processed by Contractor pursuant to this Contract (“Cuttings”) shall remain Company’s responsibility and that Company is the generator of the

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waste which Contractor is undertaking to treat on behalf of Company and shall at all times remain the generator of this waste (even after treatment) and thus shall remain responsible for disposal of the same irrespective of whether or not Contractor’s treatment process changes the hazardousness of the Cuttings or not.

7.11                        Therefore, notwithstanding anything contained in this Agreement to the contrary, Company, to the maximum extent permitted under applicable law, hereby agrees to release, Indemnify, defend and hold harmless Contractor Group from and against any and all claims, causes of action, damages (including direct, indirect, incidental, consequential loss and punitive damages), demands, liabilities, losses, injunctive relief, fines, penalties, sums paid in settlement, costs and expenses, however defined (including, but not limited to reasonable attorney’s fees, consultants fees, clean-up costs and related expenses) asserted by or in favor of any person, party or entity including without limitation, as a result of contamination of, damage to or adverse effects on the environment or any form of property, or any violation or alleged violation without limitation all claims for strict liability under any applicable state, local or other statute or regulation, arising out of or relating to the transportation, storage, treatment, disposal or handling of the cuttings by Contractor and Contractor’s subcontractors or any other person, party or entity.

8                                         INSURANCE

As a separate and independent obligation from any indemnification related requirement, Contractor agrees to procure at its expense and maintain in force and effect during the Term of this Agreement insurance coverages not less than those set forth on and otherwise under the terms and conditions set forth on Exhibit “B” attached hereto and incorporated herein. These coverages are minimums only and shall not in any way limit Contractor’s indemnity obligations or other liability hereunder.

9                                         PAYMENT OF CLAIMS/LIENS

Contractor agrees to pay, discharge and satisfy all claims for labor and material employed or used in anyway by it (other than labor and materials to be supplied or paid for by Company) in connection with the Work performed hereunder for Company as herein contemplated; to permit no liens of any kind in respect of such claims to be fixed upon or against the property of Company by its laborers, mechanics, material men or subcontractors; and agrees to Indemnify, protect and save Company harmless from and against all of such claims and liens. All employees of Contractor performing Work under this Agreement shall be paid by Contractor for all labor performed hereunder.

10                                  INSPECTION RIGHTS, QUALITY ASSURANCE, CONTROL AND TESTING

10.1                        Company and its duly authorized representatives at all times shall have the right to generally inspect all Work being performed hereunder, including without limitation, but subject to Article 19 - Confidentiality, free of charge, reasonable access to facilities and assistance at Contractor Group’s premises.

10.2                        Company shall have full power to reject any part of the Work that is considered to be defective, or inferior in quality of materials, workmanship, or design and/or not in accordance with the requirements of the Agreement or Work Order. Contractor shall immediately correct, re-perform or replace rejected part or whole of the Work at no cost to Company.

10.3                        Company and /or appointed representatives have the right to audit, witness testing and re-testing of Work at Contractor’s and subcontractors’ premises to verify compliance with the Agreement. Contractor and subcontractors shall provide at no cost to Company all tools, instruments, apparatus, facilities,

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services, and materials necessary for carrying out such testing. Where it is reasonably practical not less than fourteen (14) days’ notice shall be given to Company of such tests.

10.4                        Where applicable, Contractor shall provide, at its own expense, all quality related documentation, test certificates, inspection reports, test reports, and manuals for review and acceptance by Company as may be required by the Agreement, Work Order or Applicable Law.

10.5                        The exercising of Company’s rights under this article shall not relieve Contractor and subcontractors of their obligations to comply with the Agreement and Work Order requirements and contractual delivery dates.

11                                  FORCE MAJEURE

11.1                        Except for the duty to make payments hereunder when due and the indemnification, confidentiality, audit and insurance provisions under this Agreement, neither Company nor Contractor shall be responsible to the other for any delay, cost, damage or failure resulting from a Force Majeure Event. Delays properly due to any Force Majeure Event shall not be deemed a breach of or failure to perform under this Agreement. The Party claiming a Force Majeure Event shall notify the other Party as soon as possible after the start of the Force Majeure Event and shall provide periodic updates (and other updates upon request from the other Party) as to the status of the Force Majeure Event and the steps, if any, being taken to avoid, mitigate or alleviate the Force Majeure Event.

11.2                        In the event that a Force Majeure Event is declared by Contractor that lasts longer than fifteen (15) days and Company and Contractor have been unable to find an equitable alternative for the continuation of the relevant Work Order, after giving due regard to the difficulties caused by the event of such Force Majeure Event, then Contractor may terminate the relevant Work Order upon notice to that effect to Company and shall be entitled to remove its Contractor Equipment from Company Worksite and to put its Contractor Equipment and its Personnel to alternative uses, provided that Contractor makes the Worksite safe before demobilizing its Personnel.

11.3                        In a Force Majeure Event where Contractor is unable to access the Worksite and consequently unable to retrieve its Contractor Equipment, such Contractor Equipment shall be deemed to be irretrievably lost whereupon Company shall pay to Contractor, the Replacement Value of such Contractor Equipment. In the event that the Contractor Equipment or part thereof is retrieved thereafter, Contractor shall refund to Company, within fifteen (15) days of return of Equipment to Contractor, the Replacement Value of the retrieved Contractor Equipment as paid by Company to Contractor. Contractor shall invoice and may at its discretion offset against the aforementioned refund such charges as would have been applicable for the Contractor Equipment if it had not been deemed irretrievably lost, less the documented cost of maintenance to restore Contractor Equipment to pre-work stoppage condition

11.4                        For the avoidance of doubt, a Force Majeure Event shall not entitle Company to avoid or delay making payment to Contractor for the Work rendered.

11.5                        In the event that any Force Majeure Event that is declared by Company lasts longer than (15) days and Company and Contractor have been unable to find an equitable alternative for the continuation of the Work, giving due regard to the difficulties caused by the Force Majeure Event, then Contractor may send a three (3) days’ written notice of termination to Company and, unless Company, prior to the expiration of such three (3) day period, suspends the Work under Article 17 - Suspension, then the Work Order shall terminate as provided in such notice.

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12                                  CONTROLLING AGREEMENT

This document is intended to and shall replace and supersede any prior master work or service type agreements that may have been executed by the Parties or their predecessors pertaining to Work related to the Country and/or the Production Sharing Agreement operations.

13                                  TAXES AND OTHER GOVERNMENTAL CHARGES

13.1                        Except as otherwise provided in this Agreement and/or in any Work Order, Contractor shall be responsible for, and pay at its own expense when due and payable, and shall indemnify, defend and hold Company free and harmless from all taxes and duties assessed against or payable by, it or with respect to Contractor Equipment and which relate to the Work or the compliance with applicable reporting, return or other procedural requirements with respect to their payment (including, without limitation, penalties, awards and judgments and other reasonable expenses associated with such claims, demands and causes of action), including without limitation:

i.                                          All sales, deemed profit, turnover, value added, service, excise, storage, consumption and use taxes, goods and service taxes, licenses, permit and registration fees, income, profit, excess profit, franchise and Personal property taxes;

ii.                                       Taxes and fees including, without limitation, importation turnover/value added tax, sales tax on luxury goods, agent’s fees for clearance or other similar taxes or fees which are levied on the Contractor’s Equipment or on the Personal property of Contractor’s Personnel;

iii.                                    All employment taxes and contributions imposed or that may be imposed by law, trade union contracts, or regulations with respect to or measured by the compensation (wages, salaries or others) paid to employees of Contractor including, without limitation, taxes and contribution for unemployment and compensation insurance, old age benefits, welfare funds, pensions and annuities and disability insurance and similar items; and

iv.                                   All compensation and payments due to Contractor under this Agreement are stated exclusive of any value added or turnover tax, sales tax or similar tax that may be rightfully levied on such compensation or payments. Any such tax, if properly imposed by the taxing authorities having jurisdiction over this Agreement or Work Order, shall be separately stated on the applicable invoices and shall be paid (directly or indirectly) by Company to Contractor in accordance with Applicable Laws. Company shall not be required to reimburse Contractor for income, excess profits, royalty or other similar types of taxes.

13.2                        Company shall have the right to withhold income or other tax from payments due to Contractor under this Agreement or a Work Order to the extent that the pertinent taxation authorities may require such withholding. Unless otherwise provided to the contrary a Work Order, such taxes are deemed to be included in the rates and fees and Contractor bears full and complete responsibility for any and all taxes levied or assessed on the agreed upon rates and fees unless otherwise required by the Production Sharing Contract or by local laws. Should Company withhold any income or other taxes for the account of Contractor on payments otherwise due to Contractor under this Agreement or a Work Order, Company shall provide Contractor with receipts evidencing payments to the pertinent tax authorities of the taxes or amounts so withheld. Such receipts are to be in the form generally acceptable by the pertinent tax authorities in their allowance of an offset of income taxes, which may otherwise be owed by Contractor with respect to the performance of this Agreement or Work Order. All tax receipts are to be provided in due time to the Contractor after the Company has withheld such income taxes from payment otherwise due to Contractor.

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13.3                        Contractor shall give prompt notice to Company of all matters pertaining to non-payment, payment under protest, claims of immunity or exemption from any such taxes or duties, and agrees to provide any necessary exemption certificates, withholding certificates or information as requested to address requisite withholding tax or information reporting obligations.

13.4                        Contractor certifies that its tax identification number (TIN or other number, such as applicable registration) is 20151144.

~~13.5~~                        If applicable, Contractor shall comply with all applicable customs requirements and procedures and shall be responsible for obtaining customs clearance for the importation, exportation or re-exportation of Contractor product and Equipment to or from the country of origin, including spare parts, supplies and belongings of Contractor’s Personnel. With respect to such procedures, Contractor shall prepare, issue and submit the documents required in due time to customs authority and/or to Company, as the latter may so instruct. Contractor shall contact Company to determine import procedures regarding equipment, supplies, materials, consumables and spare parts intended to be incorporated for the performance of the Work and/or intended to become property of Company within the framework of the applicable Work Order. In any instance that Contractor fails to follow Company instructions or procedures, or otherwise fails to comply with all applicable customs requirements and procedures, Contractor shall defend, indemnify and hold Company harmless from the consequences of any such failures, including any errors or omissions in documents prepared and/or submitted by Contractor, resulting in failure of customs authorities to provide timely authorizations. Company shall bear, at its sole cost and expense, all assessments and charges for customs duties, and other similar import or export/re-export charges imposed on Contractor for Product and Equipment, including spare parts and supplies, but only to the extent imported or exported/re-exported solely due to the Work (i.e., materials etc. already in-country and used for the Work shall not be covered by this sentence). Contractor shall bear at its sole cost, risk and expense port dues, brokerage fees, other administrative charges, and all assessments and charges for the belongings of Contractor’s Personnel.

14                                  ASSIGNMENT

14.1                        Company may assign its rights and obligations under this Agreement or any Work Order to any of its Affiliates upon receipt of Contractor’s written consent, which shall not be unreasonably withheld. In addition, Company may assign this Agreement or any Work Order to co-lessees, or co-working interest owners or to any other entity, including any purchaser of the well site(s) or any interest therein or in any applicable lease, provided that Company obtains Contractor’s written consent, which shall not be unreasonably withheld. Contractor may not assign this Agreement or any Work Order, the rights or obligations hereunder or thereunder or any sums of money which may accrue hereunder or thereunder without the written consent of Company, which consent shall not unreasonably be withheld.

15                                  TERMINATION/CANCELLATION

15.1                        This Agreement will terminate upon expiration of the Term. This Agreement may be terminated by Company or Contractor for the following reasons:

15.1.1              If Company enters into a Deed of Arrangement or commits an act of bankruptcy, becomes Insolvent or compounds with its creditors; or if a receiving order is made against it; or if an order is made or a resolution is passed for the winding up of Company (otherwise than for the purposes of amalgamation or reconstruction previously approved in writing by Contractor); or if a receiver is appointed of any of Company’s assets or undertaking; or if circumstances arise which entitle the Court or a creditor to appoint a receiver or manager or which entitle the Court to make a winding up order; or if

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Company takes or suffers any similar or analogous action in consequence of debt or commits any breach of this or any other contract between Contractor and Company; Contractor may, without prejudice to any of its other rights, terminate this Agreement with immediate effect by notice in writing to Company. Without prejudice to Contractor’s other rights under this Agreement, Contractor shall have the right to terminate the Agreement where Company is in material breach of the Agreement including but not limited to the payment terms of the Contract and remains in breach of such terms following five (5) days’ notice by Contractor of such breach.

15.1.2              Company may, upon giving Contractor five (5) days written notice terminate a Work Order for a material breach in accordance with this Agreement. Contractor shall then cease all Work under the applicable Work Order and Company shall pay Contractor for the Work performed in accordance with the Agreement and all reasonable documented costs, expenses and obligations incurred by Contractor in connection with the Work herein performed to date of termination if any. In the case of material default no demobilization charges will be incurred by Company.

15.2                        In the event of cancellation or termination of any Work Order, however arising, Company shall promptly return to Contractor all Contractor Equipment which is in Company’s possession or under its control under such terminated Work Order. Company shall pay Contractor for all Contractor Equipment and services provided in accordance with this Agreement and the applicable Work Order and any reasonable documented costs that Contractor incurs as a result of such termination.

15.3                        Any termination of this Agreement shall be without prejudice to the accrued rights of the Parties on the date of such termination, and the continuation in force of all such provisions of this Agreement intended to survive such termination.

16                                  DEFAULT

16.1                        The occurrence of any of the following events shall be deemed default under this Agreement:

16.1.1              Any attempted transfer or assignment by Contractor of its rights or obligations under this Agreement without the prior written consent of Company; or

16.1.2              A Party becoming Insolvent, in liquidation or provisional liquidation or under administration, entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event; or

16.1.3              The breach by Contractor of laws or ordinances or the lawful requirements of any competent authority or instructions of Company; or

16.1.4              The failure of Contractor to satisfy within thirty (30) days of its entry any final judgment upon which execution is possible or the attachment of any general lien against all the real or Personal property of Contractor and the continued existence thereof for more than thirty (30) days; or

16.1.5              The failure of Contractor to comply with the requirements of Section 1 of Exhibit C - Health Safety & Environmental Requirements or Article 26 - Compliance with United States of America and Foreign Laws; or

16.1.6              The failure of Contractor in its performance of a representation, warranty or guarantee or other provision of this Agreement or a Work Order; or

16.1.7              The continuing failure of Company without cure in its performance of a material representation, warranty or guarantee or other provision of this Agreement or a Work Order after thirty (30) days’ notice of the failure from Contractor to Company; or

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16.1.8              The performance of part or all of the Work by Contractor that has been determined by Company to be defective and which Contractor does not undertake to promptly rectify or any other failure by Contractor to substantially perform or adhere to its duties under this Agreement and the Work Order; or

16.1.9              The making by either Party of an assignment for the benefit of creditors, the filing by or against either Party of a petition in bankruptcy or for corporate reorganization, or the appointment of a receiver or trustee for either Party or the properties of either Party.

16.2                        In the event of default on the part of Contractor and before the issue by Company of a notice to suspend the Work or any part thereof Company shall give a written notice of default to Contractor giving details of such default. Contractor shall upon receipt of such notice commence to remedy such default.

16.3                        Except for defaults under Articles 16.1.1., 16.1.2., 16.1.4. or 16.1.9., if Contractor is in default and fails or refuses to commence to cure such default within three (3) days after written notice from Company, Company in its sole discretion may, by giving Contractor written notice:

i.                  Suspend, in accordance with provisions of, either all or part of the Work; or

ii.               Terminate for cause, in accordance with provisions of this Agreement, the Work Order(s) and either all or a specified part of the Work.

16.4                        As to defaults under Articles 16.1.1., 16.1.2., 16.1.4. or 16.1.9. termination shall be immediate and without notice to Contractor (and Company may take such action as it shall be required by law to take); provided Company may send notice for termination for cause, in accordance with provisions of Article 15 - Termination, as this Agreement, the Work Order(s) and to either all or a specified part of the Work upon notice to that effect to Contractor.

16.5                        Should Company so terminate the Work or part thereof on account of any of the circumstances described in this, Contractor shall be liable for any reasonable incremental additional costs incurred by Company in completing the Work (not to exceed one hundred ten percent (110%) of the amount chargeable by Contractor under the Work Order). Company shall be entitled to withhold further payments to Contractor until Company determines that Contractor is entitled to further payments.

16.6                        Although the Government and co-owners or co-venturers with Company in the Production Sharing Agreement or under a joint operating or similar agreement may receive direct or indirect benefit from Contractor’s performance under this Agreement and one or more Work Orders, Contractor agrees it shall have no right of action hereunder or under any Work Order to sue or otherwise make a claim against such entities for a Company breach, any such claim shall be against Company only.

16.7                        As to Company defaults, Contractor’s sole remedy shall be (i) stoppage of the relevant Work (after making same safe), (ii) termination of the applicable Work Order and (iii) entitlement to payment for Work properly performed and demobilization (if payable under the Work Order).

17                                  SUSPENSION

17.1                        Company, at its sole option, may at any time and from time to time (including, without limitation during a Force Majeure Event asserted by Company) suspend the performance of all or part of the Work by giving fifteen (15) days written notice to Contractor. Such suspension shall not in any way invalidate this Agreement or any Work Order. Contractor shall use its best efforts to minimize and mitigate costs associated with such suspension.

17.2                        During the period of any suspension pursuant to this Article 17, Company shall only pay Contractor for the Work actually performed by Contractor during the period of suspension plus any such other amounts as agreed to, in the Agreement or Work Order. Contractor shall be entitled to all reasonable documented

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non-recoverable costs incurred as a result of suspension by Company without cause or due to cause other than the fault of Contractor, provided however, that if such suspension is due to a failure to perform on the part of Contractor, then such costs shall be for the account of Contractor.

17.3                        In the event of default on the part of Contractor and before the issue by Company of a notice to suspend the Work or any part thereof company shall give a written notice of default to Contractor giving details of such default. Contractor shall, upon receipt of such notice, commence to remedy such default.

17.4                        In the event of any suspension, Company and Contractor shall meet at not more than seven (7) day intervals, or other agreed frequency, with a view to agreeing a mutually acceptable course of action during the suspension.

17.5                        Without prejudice to Contractor’s other rights under this Agreement, Contractor shall have the right to suspend the Contract where Company is in breach of the payment terms of the Contract and remains in breach of such terms ten (10) days following notice by Contractor of such breach. Company will be responsible for reasonable documented costs and liabilities incurred by Contractor during and due to the suspension, including any stand by rates as set forth in the Work Order. Operation will be resumed when breach has been corrected by Company.

17.6                        During any period of Suspension of the Work, Contractor shall be compensated at the standby rate agreed in the applicable Work Order. After twenty-one (21) days of consecutive suspension, Contractor shall have the right to terminate the applicable Work Order and receive full compensation for all Work done including any mobilization, demobilization and other reasonable and documented costs due.

17.7                        Contractor may terminate the Work Order without penalty if suspension continues for more than sixty (60) days provided Company is unwilling to continue to pay stand-by rates. Company will reimburse Contractor for demobilization, remobilization and direct costs reasonably incurred by Contractor by reason of Company’s suspension of the Work. Stand-by rates are the rates identified as such in the Work Order. Company will grant no compensation or extension of time for any suspension that might result from an action or default caused by Contractor.

18                                  AUDIT/RECORDS

18.1                        Contractor shall maintain true and correct records for all of the Work or any portion thereof supporting all charges and expenses made to Company involving the Work. Contractor shall maintain such records for a period of thirty-six (36) months from the date the last charge was made by Contractor to Company or longer if required by either the Country or the Country of Operations, as applicable. Contractor will inform all of its vendors and subcontractors likewise that they are required to so maintain said records which relate to the Work for Company’s inspection and audit hereunder.

18.2                        Company expressly reserves the right, upon giving Contractor seven (7) days’ notice, to inspect and audit said records, any correspondence related to the Work and all charges made by Contractor hereunder for the period established above. Company’s right to review Contractor’s records and books shall not extend to the details of Contractor’s pricing structure or the make-up of its rates and prices. The Parties agree to refund any agreed overcharges or to remit any agreed undercharges revealed in any audit as soon as reasonably possible, but in no event later than forty-five (45) days from the date of the final audit report.

19                                  CONFIDENTIALITY

19.1                        During the course of rendering the Work, each Party may be given access to information that relates to the other’s past, present and future research, development, business activities, technical or financial data, information, processes and trade secrets, methods of doing business, customer and vendor lists,

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information received from third parties under a duty of confidentiality and other such similar information that is considered confidential and proprietary (“Confidential Information”) by the proprietor Party. All information and data supplied by both Parties shall be deemed Confidential Information except Work product provided to Company by Contractor which shall be deemed Confidential Information solely to Contractor.

19.2                        Protection. The following provisions shall apply to Confidential Information:

19.2.1              The Party receiving Confidential Information shall endeavor to ensure all Persons to whom such Confidential Information is disclosed shall keep such information confidential; provided Company may show, to the extent contractually or legally required, and shall not be required to seek modification to provide for confidential treatment, under its Production Sharing Agreements.

19.2.2              The receiving Party’s obligations under this article shall be deemed to have been met if it uses the same degree of care in safeguarding said information that it uses in safeguarding its own confidential information.

19.2.3              For purposes hereof, Confidential Information shall not include information or data (i) within the public domain through no breach of the confidentiality provisions hereof, (ii) was previously known or in possession of the receiving Party without obligation of confidence prior to receipt from the disclosing Party, (iii) independently developed outside of the Work without use of the other Party’s Confidential Information or (iv) was acquired from a third party that is not under an obligation of confidence with respect to that information.

19.2.4              A Party is free to disseminate its own Confidential Information and may disseminate Confidential Information and terms of this Agreement to its Group as may be required to insure compliance by its Group with relevant terms of this Agreement or assistance in performance of Work; however no Party shall disclose the terms of this Agreement (other than for Acceptable Disclosures) except:

(i) to a potential assignee of all or part of its rights hereunder, but then only after the assignee has entered into a confidentiality agreement with respect to this Agreement and its terms; or

(ii) Company may disclose to its co-owners, current co-venturers, consultants, lenders or as required under its Production Sharing Agreements or operating or similar agreements;

19.2.5              The Party receiving the Confidential Information agrees not to divulge or disclose of said information to any Person except as may be permitted by this Agreement or be necessary for performance under the Agreement or, to comply with Applicable Law, as required under stock exchange rules, governmental rules or regulations, or to comply with a subpoena or court order (collectively “Acceptable Disclosures”);

19.2.6              All Confidential Information made available, including copies, shall be returned to the proprietor or destroyed upon the latest to occur of (a) fulfillment of the need for access, (b) completion of the Work (and any related warranty period), or (c) termination or expiration of this Agreement; and

19.2.7              Contractor shall obtain written approval from Company prior to making any public release or announcement regarding the Work or Contractor Group’s activities related to its participation in the Work save for that which Contractor is required to make in the course of its public filings for a stock exchange or as required under Law or any relevant authority.

19.3                        Disclosure. As part of the performance under this Agreement, either Party will promptly notify the other of the happening of any of the following events:

19.3.1              Any unauthorized disclosure or use of the other Party’s Confidential Information;

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19.3.2              Any request by a third party to examine, inspect or copy any of the other Party’s Confidential Information; and

19.3.3              Any attempt to serve, or the actual service of, a court or administrative order, subpoena or summons that requires the production of any Confidential Information. The Party receiving the request, subpoena, order or summons will surrender the other Party’s Confidential Information to any third party only with the proprietor’s consent or the final order of a court having jurisdiction over the matter.

19.4                        Compliance. Each Party shall inform its employees of the confidentiality obligations of this article. Each Party shall be responsible for compliance with the terms of this article by its employees. The restrictions contained in this article shall survive any termination or expiration of this Agreement.

20                                  SEVERABILITY

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (in which event, this Agreement shall be construed as if this Agreement as originally written had not included the prohibited or unenforceable provision) without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

21                                  CHOICE OF LAW

21.1                        It is expressly agreed between Company and Contractor that this Agreement and all Work Orders shall be governed by the laws of England and Wales (excluding any conflict of law rules which would refer to the laws of another jurisdiction) but expressly excluding (a) any conflict of laws rules that would refer this Agreement or any matter relating to this Agreement to or permit the application of the laws of another jurisdiction, (b) the United Nations Convention on Contracts for the International Sales of Goods and (c) the Convention on the Limitation Period in the International Sale of Goods. Notwithstanding the foregoing, if the law or regulation of the Country of Operations provides for or requires a different choice of law for the Work subject to the Work Order, then such different choice of law shall prevail as to, but only as to, Work done thereunder. Contractor shall proceed with the Work with all due diligence while any matter is under dispute, without prejudice to all rights, remedies or claims which Contractor or Company may have in respect to such dispute.

22                                  AMENDMENT/WAIVER

22.1                        No modification, rescission, or waiver of any terms of this Agreement shall be effective without prior written documentation thereof, in an appropriate form, by an authorized representative of both Company and Contractor. The Parties recognize that a Work Order may modify the terms and provisions of the body of this Agreement solely as respects the Work to which such Work Order relates but not as a continuing amendment of this Agreement or as to any other Work; provided for any such modification in a Work Order to be effective, (i) the modification must be expressly set out in a separate portion of the Work Order solely for listing modifications to the body of this Agreement, (ii) the modification(s) has to be initialed and (iii) the Work Order must have been executed by the respective Parties’ authorized signatories to so modify the terms and conditions of the body of this Agreement. Except as provided above regarding Work Orders, the Parties expressly agree that no term or condition in any attachment or exhibit to any Work Order which may be different from, inconsistent with, or supplementary to the terms and provisions of the body of this Agreement shall be given any effect and shall be deemed void. No course of prior dealings, usage of trade and no course of performance will be used to modify, amend, supplement or explain any terms used in this Agreement. This writing constitutes a complete and exclusive statement of all of the terms of this Agreement and all oral agreements made between

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Contractor and Company have been set forth herein. The failure of any Party to insist upon strict performance of any provision hereof shall not constitute a waiver of or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

23                                  MISCELLANEOUS

23.1                        This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The headings herein are for reference only and shall not be utilized in interpreting this Agreement. In this Agreement, unless there is something in the subject matter or context inconsistent therewith, words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders and where a term or expression is defined herein, derivations thereof shall have corresponding meanings. This Agreement and any Work Order is non-exclusive and Company reserves the right to engage other contractors to perform similar or identical work. To the extent required, Contractor shall afford such other contractors adequate opportunity to carry out their contracts and shall accomplish the Work in co-operation with those contractors and with Company.

24                                  PATENTS & PROPRIETARY RIGHTS

24.1                        Neither Company nor Contractor shall have the right of use other than for the purpose of this Agreement, whether directly or indirectly, of any patent, copyright, proprietary right or confidential know how, trademark or process provided by the other Party.

24.2                        Contractor owns all rights to the proprietary intellectual property embodied in the services and goods/Products provided to Company by Contractor or which are created in the course of providing such services or goods/Products to Company. Contractor does not transfer any ownership rights in such intellectual property to Company. Where any potential patent or registerable right in any country in the world results from developments by Contractor, whether in connection with this Agreement or otherwise, all such rights shall vest in Contractor.

24.3                        Contractor accepts liability only for intellectual property infringement claims arising of the normal use of Contractor provided goods, Products and services. Contractor shall not be liable for intellectual property infringements arising from intellectual property claims arising out of a Company’s normal use of Contractor goods/products and services. Contractor will not be liable for intellectual property infringement that arises:

24.3.1              out of a Company’s use of Contractor goods/products or services in combination with goods/products or services not provided by Contractor;

24.3.2              where the Contractor goods/products or services have been specially modified, designed and/or manufactured to meet a Company’s specifications;

24.3.3              out of unauthorized additions or modifications to Contractor goods/products or services;

24.3.4              where the Company’s use of Contractor goods/products or services does not correspond to Contractor published standards or specifications

25                                  DISPUTE RESOLUTION

Any dispute between the Parties as to the performance of this Agreement or the rights or liabilities of the Parties herein, or any matter arising out of the same or connected therewith, which cannot be settled amicably shall exclusively be settled by and submitted to the jurisdiction of the courts of England and Wales. Contractor and

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Company agree that monetary damages may not be an adequate remedy and specifically agree that both Parties have the right to seek injunctive relief as a proper remedy for the settlement of disputes. Contractor shall proceed with the Work with all due diligence while any matter is under dispute, without prejudice to all rights, remedies or claims which Contractor or Company may have in respect to such dispute.

26                                  COMPLIANCE WITH UNITED STATES OF AMERICA AND FOREIGN LAWS

26.1                        Contractor will comply with all laws in connection with the performance of the Work for and on behalf of Company. Contractor agrees that neither it nor any employee, agent, representative or other person associated with Contractor will, directly or indirectly, in connection with the performance of the Work for and on behalf of Company, commit, directly or indirectly, any act or omission in violation of any applicable U.S. or foreign regulation, law, rule or custom having the effect of law. Specifically:

26.1.1              Contractor and Company acknowledge their familiarity with the Foreign Corrupt Practices Act (the “Act”) and the potential for the Act’s application to the relationship and transactions created by this Contract. The Parties recognize that the Act makes it unlawful for any issuer or “domestic concern,” as those terms are defined in the Act, or for any employee, agent or stockholder thereof, to use the mails or any means of interstate commerce or corruptly do any act outside of the Unites States in furtherance of an offer, gift, promise or authorization of money or anything of value to: (1) any foreign official, agent or employee of the government in his official capacity in order to influence that official’s actions or his failure to take any actions, for the purpose of assisting Company in obtaining or retaining business; or (2) any department, agency or instrumentality of the government, any foreign political party or official thereof, or any candidate for foreign political office, for the purpose of assisting Company in obtaining or retaining business or any improper business advantage. The Act also prohibits a company from giving money or anything else of value (“Company Resources”) to any person who will use those resources to bribe a foreign official for the purpose of obtaining or retaining business for Company.

26.1.2              Contractor represents that it is not a government official, and that in connection with the performance of the Work for and on behalf of Company no part of the compensation or resources of Company received by Contractor will be used for any purpose, nor will Contractor take any action, which would constitute a violation of any law in: (1) any of the jurisdictions or territories in which Contractor now or may hereafter do business or perform services; or (2) the United States. Company represents that it does not desire, will not request nor will it provide compensation or resources for, any service which would constitute an illegality under the appropriate and applicable laws or regulations.

26.1.3              Irrespective of the obligations imposed upon the Parties by the Act, Contractor will not make any payment in connection with the performance of the Work for and on behalf of Company to any person if such payment constitutes an illegal bribe, illegal kickback or other illegal payment under U.S. or foreign laws or regulations applicable thereto.

26.1.4              Contractor shall not assign its rights to any third party, nor may Contractor obligate Company to any third party, without the prior written consent of Company.

26.2                        Indemnification.

26.2.1 In addition to the other indemnifications provided for in this Agreement, Contractor agrees to Indemnify and hold harmless Company against all losses, damages or expenses of whatever form or nature, excluding Consequential Loss, not exceeding one hundred percent (100%) of the value of the aggregate of the Work Orders for the applicable drilling program, including reasonable attorneys’ fees and other costs of legal defense, whether direct or indirect, which they, or any of them, may sustain or incur

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as a result of any acts or omissions of Contractor arising out of any (i) breach of any of Contractor’s representations, warranties or covenants set forth in this section, (ii) violation by Contractor of any applicable law, regulation or order concerning anti-bribery, including but not limited to the FCPA; or (iii) violation by Company of any applicable law, regulation or order, including but not limited to the FCPA, if such violation by Company is as a result of any action or failure to act of Contractor.

~~26.2.2~~              Each Party also agrees and shall at its own expense, Indemnify and hold harmless and defend the other Party Group from all claims, demands, costs and litigation resulting from their own non-compliance with all Applicable Law.

26.3                        Contractor Compliance Procedures Acknowledgement. Contractor agrees that (i) payments to Contractor by Company shall be made by check or wire transfer only, and no requests for cash payments or other payments in bearer form shall be accepted; (ii) all payments to Contractor by Company shall be made to Contractor directly or to a bank account in the name of Contractor; (iii) Contractor shall retain accurate, detailed records of expenses, which records Company may review upon written request; and (iv) the terms of this Agreement may be disclosed to government agencies and other persons with a legitimate need for such information, including, but not limited to, the U.S. Department of Justice, the U.S. Department of State or the U.S. Securities and Exchange Commission.

26.4                        Company Right of Audit. Contractor agrees that Company shall have the right, upon seven (7) days prior written notice to Contractor, to conduct an audit of Contractor in connection with the performance of the Work for and on behalf of Company to determine to Company’s reasonable satisfaction whether or not any actions or failures to act by Contractor may subject Company to FCPA liability. All interviews of Contractor employees shall be conducted only in the presence of Contractor’s legal counsel. Contractor agrees to cooperate fully with such investigation, the scope of which shall be limited to the Agreement and shall exclude expense claims, confidential information, attorney privileged information, mark-up, etc., which cannot be produced in isolation. Each member of Company Group who participates in such government investigation or audit shall executed a confidentiality agreement prior to commencement of a government investigation or audit. Any such audit shall be at the sole cost of Company.

26.5                        Termination. The Parties to this Agreement acknowledge that any activity prohibited by the Act or Section a. above which is in fact performed by Contractor will not be in furtherance of Contractor’s relationship with Company or of the business of Company. Consequently, either party to this Agreement shall have the absolute right to terminate the Agreement if there has been a breach of obligations arising from the Agreement or this section, or either party believes that the other has taken actions which might constitute a violation of the Act.

26.6                        Contractor Anti-Corruption Certification. Contractor agrees that it will sign the certification provided as Exhibit “D” to this Agreement which shall be applicable for the Term of this Agreement. In the event that the Term is amended at any time, then Contractor shall sign the certification again to apply to the extended period.

27                                  COMPLIANCE WITH U.S. SANCTIONS AND EXPORT LAWS

27.1                        In connection with the work to be performed under this Agreement, Contractor shall comply at all times with all applicable sanctions, trade embargoes and export control laws, rules and regulations, including without limitation those of the United States, and shall not export or re-export any goods, software or technology (including, without limitation, technical data), directly or indirectly, without first obtaining all written consents, permits, or authorizations and completing such formalities as may be required by any such laws, rules or regulations. Contractor warrants that it has in place appropriate screening procedures to ensure compliance with such laws, rules and regulations and shall apply those procedures in

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connection with the work to be performed under this Agreement. Contractor agrees to keep records of its export and re-export related activities for a minimum of five years or such period as is required from time to time by all relevant laws, whichever is greater. Contractor shall make such records available to Company upon request, with reasonable notice, for inspection and copying in normal business hours.

28                                  WARRANTY

28.1                        In connection with performance of the Work, Contractor warrants that it will perform all such Work in a good and workmanlike manner. It is specifically understood that all Work will be rendered subject to all the terms and conditions of this Agreement and the Work Order. Contractor shall utilize only Personnel who by education, training and experience are suited to competently perform their intended functions. If Contractor fails to perform the Work in a competent manner in accordance with the Agreement, Contractor will correct the specific errors or omissions regarding the Work that are notified to Contractor in writing within thirty (30) days after the Work is completed or before demobilization from the Worksite, whichever is earlier. Contractor will give Company the benefit of its best judgment based on its experience interpreting information and making written or oral recommendations concerning logs or tests or other data, type or amount of material or service required, manner of performance or predicting results.

28.2                        All goods furnished or sold by the Contractor shall be of the best quality for their purposes and in accordance with applicable specifications and other provisions of this Agreement and the Work Order. Contractor represents and warrants that such goods shall be free from defects in material and workmanship for a period of twelve (12) months from the date of installation or eighteen (18) months from the date of shipment, whichever occurs first. Without limiting any other remedy Company may have at law, in equity or under this Agreement, Contractor agrees to remove, replace, remedy and correct, as applicable, promptly and at no cost to Company, the specific goods that are unsuitable, defective or not in compliance with applicable specifications under the Work Order, provided Contractor has access to the goods during the applicable warranty periods specified in this article above or the performance or refund of an equitable portion of the purchase price of the Work, at Company’s sole option. A Company claim made pursuant to these warranties shall be made immediately upon discovery and confirmed in writing within thirty (30) days after discovery of the defect. Defective goods must be held for inspection and returned to Contractor point upon request and as agreed by Company. Contractor shall have the right to inspect the goods claimed to be defective and shall have the right to determine the cause of such defect. Returned goods shall become the property of Contractor.

28.3                        The above warranty does not apply to:

28.3.1              Products that have been modified and/or subjected to improper handling, storage, installation, operation or maintenance or to any product normally consumed in operation;

28.3.2              any item which is purchased by Contractor or furnished by Company as a component part of a good, or not manufactured by Contractor and purchased for Company except to the extent to which such items are covered by the warranty, if any, of the original manufacturer thereof;

28.3.3              the design on those jobs where Contractor prepares shop drawings, tracing drawings or lists from designs furnished by others;

28.3.4              models or samples which are furnished to Company as illustrations only of the general properties of Contractor’s goods and workmanship;

28.3.5              damage to a good caused by abrasive materials, corrosion due to aggressive fluids, lightning, improper voltage supply, mishandling or misapplication;

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28.3.6              any goods supplied hereunder that are custom developed by Contractor in accordance with Company’s specifications. Company agrees that such goods are provided “as is” and Company releases Contractor from any and all liability relating to or in connection with such goods, whether or not caused in any way by Contractor, excluding failure due to inferior materials used in the construction of such goods; or

28.3.7              any goods normally consumed in operation or that have a life shorter than the applicable warranty period specified in this article.

28.4                        Nothing herein shall be construed to limit or exclude any warranties or guarantees implied by law, statute or by usage of the trade.

28.5                        Any interpretation of logs (whether made directly from optical logs or by data processing or otherwise) or interpretation of tests or other data, and any recommendation or reservoir description based upon such interpretations are opinions based upon inferences from measurements and empirical relationships and assumptions, which inferences and assumptions are not infallible, and with respect to which professional engineers and analysts may differ. Accordingly, Contractor cannot and does not warrant the accuracy, correctness or completeness of any such interpretation, recommendation or reservoir description which should not, therefore, under any circumstances be relied upon as the sole or main basis for any drilling, completion, well treatment, production or financial decision or any procedure involving any risk to the safety of any drilling venture, drilling rig or its crew or any other individual. Company has full responsibility for all such decisions and for all decisions concerning other decisions relating to the drilling or production operation.

28.6                        Contractor does not warrant the accuracy of information transmitted by electronic processes and will not be responsible for any liability resulting from breach of the integrity of any information in any form, including any accidental or intentional interception of such information by others.

28.7                        Contractor does not warrant the accuracy of log, test or other data and will not be responsible for accidental or intentional interception of or tampering with such data by others, nor does Contractor guarantee the safe storage or the length of time of storage by any digital tapes, optical logs or prints, or other similar goods or materials.

28.8                        General Limited Warranty. Excluding Article 7 - Indemnities, Article 8 - Insurance, Article 13 -Taxes and Governmental Charges and Article 28 - Warranty, and notwithstanding any other provision in this Agreement to the contrary, Contractor’s liability, irrespective of negligence, shall be limited to one hundred percent (100%) of the applicable Work Order price.

29                                  THIRD PARTY BENEFICIARIES

29.1                        Except as set forth in Article 7 of this Agreement, this Agreement is not intended to confer any legally enforceable rights on any persons other than the Parties, their successors in title and their assignees, whether pursuant to the Contracts (Rights of Third Parties) Act 1999 applicable to England and Wales or otherwise. The Parties shall be entitled to amend, vary, supplement or terminate this Agreement without the consent of any other person entitled to enforce any rights under this Agreement in accordance with this article.

29.2                        The rights of any Third Party pursuant to this article shall be subject to the following:

29.2.1 Such Third Party shall notify the Parties in accordance as soon as such Third Party becomes aware that an event may give rise to a claim arising out of any reliance on this Agreement. Such notification shall contain the following information as a minimum: the details of the occurrence giving rise to the claim, and the right relied upon by the Third Party under this Agreement.

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29.2.2              The Parties agree that The Contract (Rights of Third Parties) Act 1999 (the “Act”) shall apply to the Agreement only in respect of any relief from liability, hold harmless, indemnity or benefit created in favor of those entities (other than Company and Contractor) mentioned in this Agreement as receiving such relief from liability, hold harmless, indemnity and benefit.

29.2.3              A Third Party shall not be entitled to assign any benefit or right conferred on it under this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

30                                  DELIVERY OF THE PRODUCTS

Contractor shall make available the Products to Company in accordance with any delivery dates specified in the Work Order. Risk of loss for the goods to be sold or rented to Company hereunder shall pass to Company upon delivery of the goods to the delivery point agreed in the Work Order and in accordance with the INCOTERMS specified in the Work Order. Title to such Products sold to Company hereunder shall pass to Company upon payment for those Products in accordance with this Agreement and the applicable Work Order.

31                                  LANGUAGE

The language of the Agreement and all communications documents and drawings relating to the Agreement shall be English. The English version of this Agreement and related documents shall prevail above any translated versions.

32                                  ENTIRETY

The Agreement including all documents made part hereof by reference constitutes the entire agreement between the parties and supersedes all prior agreements and understandings written or oral.

The failure of the Company to insist upon the performance of any of its rights hereunder shall not be construed as a waiver of Company’s present or future rights.

33                                  SURVIVAL

33.1                        In the event of termination, cancellation or avoidance of this Agreement, the provisions pertaining to audit (and audit adjustment), confidentiality, warranty, indemnity, and consequential damages shall remain in full force and effect pursuant to the terms of those provisions.

33.2                        This Agreement and the Work Orders contain the entire agreement between Company and Contractor with respect to the relations of the Parties and all conditions pertaining to the performance and consideration to the Work and nullifies and supersedes all previous communications, representations or agreements, either oral or written, with respect to the subject matter dealt with herein; it is however understood and agreed that the obligations of the Parties shall not be limited to those listed under the Agreement when any law stipulates additional obligations, provided, however that this Agreement and its Work Orders shall always take precedence over any law with which they conflict or which is expressly excluded by the Agreement and the Work Order, as far as legally permissible.

33.3                        This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed original, and all of which constitute collectively one agreement. To facilitate execution, a single counterpart containing additional signature pages may be executed.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written, and warrant, individually, that they have the full right, power and authority to enter into this Agreement on behalf of the respective Parties hereto.

Company		Contractor

Signature:	/s/ Ray Leonard	Signature:	/s/ Bunmi Omole
Name:	Ray Leonard	Name:	Bunmi Omole
Title:	President & CEO	Title:	General Manager

Attachments:

Exhibit “A” -Sample Work Order form

Exhibit “B” - Insurance Requirements

Exhibit “C” - HSE Requirements [Bridging Document]

Exhibit “D” — Anti-Corruption Compliance Certificate

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34                                  EXHIBIT “A” - SAMPLE WORK ORDER

WORK ORDER No:	Well Name:
Pursuant to MSA #:	AFE No:
Date:	Cost Center No:
Originator:
Delivery Terms:

This Work Order is issued by SCS Corporation Ltd herein as “Company”. Reference is made to that Master Service Agreement #[lnsert #] (MSA) dated [Insert date], between SCS Corporation Ltd (identified therein as “Company”) and [Insert Contractor entity] (identified therein and herein as “Contractor”).

Such an agreement (herein called the “MSA”) shall be the governing document for this Work Order, provided in the case of conflicts with the provisions thereof, as to the Work described in this Work Order, the terms of said MSA as changed or supplemented by this Work Order will control.

Company:	Contractor:
Address:	Address:
Contact Name:	Contact Name:
Contact Email:	Contact Email:
Contact Mobile Ph:	Contact Mobile Ph:

Commencement Date:	Expiration Date:

Title of Work:

Pursuant to the MSA cited above, Company requests that Contractor supply the following work:

Location where Work will be performed:

Description of Work: Contractor shall provide [Insert summary description] and as further detailed in Attachment 1 to this Work Order.

Compensation Schedule is provided in Attachment 2 to this Work Order.

Invoicing Instructions are provided in Attachment 3 to this Work Order.

IN WITNESS WHEREOF, the parties have caused this Work Order to be executed and effective on the date so noted above and each hereby warrants and represents that their respective signatory is duly authorized to execute this Work Order.

Company	Contractor

Signature:	Signature:
Name:	Name:
Title:	Title:

Attachments:

Exhibit “A” - Sample Work Order form

Attachment 1 — Scope of Work

Attachment 2 — Compensation Schedule

Attachment 3 — Invoicing Instructions

Attachment 4 - Consignment Terms (as applicable)

Exhibit “B” - Insurance Requirements

Exhibit “C” - HSE Requirements [Bridging Document]

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ATTACHMENT 1- SCOPE OF WORK

ATTACHMENT 2- COMPENSATION SCHEDULE

ATTACHMENT 3- INVOICING INSTRUCTIONS

ATTACHMENT 4- CONSIGNMENT TERMS

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35                                  EXHIBIT “B” - INSURANCE REQUIREMENTS

Contractor shall, during the term of this Agreement, carry at its own expense with insurers having a financial rating equivalent to or better than a Best’s rating of “A-” or the S & P equivalent and authorized to do business in the state, country or area in which Work will be performed, the following minimum insurance coverages:

A.                                    Worker’s Compensation

1.                                      Worker’s Compensation Insurance in accordance with the laws in the jurisdiction(s) of the operations area and state or country of hire of any employee; and containing the necessary endorsements to include coverage under the Federal Longshoremen’s and Harbor Worker’s Compensation Act, Outer Continental Shelf Lands Act and liability for benefits and damages under the Jones Act, Death on the High Seas Act and general maritime law on all employees (except members of crews of vessels if full crew liabilities are covered under Protection and Indemnity Insurance) and voluntary workers’ compensation as may be applicable. The coverage shall further provide that a claim “in rem” shall be treated as a claim against the Named Insured and a claim brought against Company Group under a borrowed servant, alternative employer or similar theory by an employee of the Named Insured shall be treated as a compensable claim against the Named Insured.

2.                                      Employer’s Liability, including Occupational Disease coverage, in the amount of not less than USD 1,000,000.00 each Person, USD 1,000,000.00 each occurrence.

B.                                    Commercial General Liability

Commercial General Liability Insurance, including Contractual Liability, Products/Completed Operations Liability, Premises-Operations Liability, Broad Form Property Damage, Sudden and Accidental Pollution Liability, and watercraft endorsement providing coverage of the use of any watercraft used in the performance of this Agreement (where not covered by Marine Protection and Indemnity Insurance). The coverage shall further provide that a claim “in rem” shall be treated as a claim against the Named Insured.

Such coverage shall be effected with the limits not less than USD 5,000,000 Combined Single Limit per occurrence for Bodily Injury and Property Damage.

Territorial limits of such insurance will include the area in which the Work is to be performed.

C.                                    Comprehensive Motor Vehicle Liability (excluding Compulsory Third Party)

Comprehensive Automobile Liability Insurance, covering all owned, non-owned and hired automobiles with a total combined with a total combined single limit not less than USD 1,000,000 per occurrence for bodily injury and property damage. Territorial limits of such insurance will include the area in which the Work is to be performed.

D.                                    Marine Insurance

In the event marine equipment, whether owned, operated or chartered, shall be used by Contractor in the performance of Work under this agreement, Contractor shall maintain the following insurance:

1.                                      Hull & Machinery

Hull coverage subject to A.I.H.C. (June 2, 1977) or equivalent coverage with limits not less than the agreed value of vessel and including voluntary removal of wreckage/debris for a separate limit of not less than USD 10,000,000; SRCC coverage and the sistership clauses unamended .

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2.             Protection & Indemnity

Protection and Indemnity coverage subject to the SP-23 Form as amended or equivalent with a limit of not less than USD 25,000,000 per occurrence. Coverage shall include collision liability; masters and members of the crew of vessels, Pollution Liability; Towers Liability.

3.             All policies and coverages required under this section D shall be endorsed:

i.              to provide full coverage to Company Group as additional insureds without limiting coverage to liability “as owner of the vessel” and to delete any “as Owner” clause and any other language purporting to limit coverage to liability of an insured “as owner of the vessel.”

ii.             to delete any language limiting coverage for Company Group in the event of the applicability of the Limitation of Liability Statute.

E.            Contractor’s Equipment

Contractor shall provide insurance or self insurance to full replacement value on its equipment, supplies and material, and any policies carried by Contractor on equipment, supplies and material belonging to Contractor shall provide for waiver of underwriters’ rights of subrogation against Company Group.

F.            Additional Insureds

All policies of insurance herein described, except section A. 1. of Worker’s Compensation,, shall name Company Group as additional insureds, but only to the extent that specific liabilities have been assumed by Contractor under this Agreement.

G.            Premiums and Deductibles

All premiums related to the policies described above and all deductible amounts shall be for the account of Contractor.

H.            Primary Insurance

Any coverages provided by Contractor Group to Company Group under this Agreement shall be primary to any insurance carried by Company Group and are not in excess of and shall not be considered contributory insurance with any insurance policies of Company Group but up to the extent of the liabilities assumed by Contractor under the Agreement and any Work Orders. Any “sue and labor” provisions in Contractor Group’s insurances shall not apply to Company Group.

I.             Failure to Secure

Failure to secure the insurance coverages, or failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this agreement, shall in no way act to relieve Contractor from the obligations of this agreement, any provisions hereof to the contrary notwithstanding. In the event that liability for loss or damage be denied by the underwriter(s), in all or in part, because of breach of said insurance by Contractor, or for any other reason or if contractor fails to maintain any of the insurance herein required, Contractor shall hold harmless and Indemnify Company Group and their insurers against all claims, demands, costs and expenses, including attorney’s fees, which would otherwise be covered by said insurance. Notwithstanding anything to the contrary herein, Contractor’s indemnification obligations under this Agreement (express or implied) shall not be limited in amount or in scope of coverage to the insurance which is required by Contractor under the terms hereof. In the event Contractor fails to comply with the insurance provisions herein, or any part thereof, Company shall have the right but not the obligation to effect and maintain insurance at Contractor’s sole cost.

J.             Notice to Company

The Contractor parties shall provide notice to the Company of all accidents as soon as possible. With respect to serious occurrence (including but not limited to death or serious injuries or significant

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property damage), the attempt to notify Company shall be immediate. In all cases, notice shall be confirmed in writing.

Furthermore each insurance policy described above shall provide that the insurance coverage shall not be materially changed or cancelled without a minimum thirty (30) days prior notice in writing to the Company of intention to do so. Should any such notice be given, the Contractor shall immediately advise the Company before continuing with the performance of the Work under the Agreement.

K.            Waiver of Subrogation

All of Contractor’s policies of insurance shall be endorsed to provide that underwriters and insurance companies shall waive, to the extent of the risks and liabilities assumed by Contractor, any rights of subrogation against Company Group with respect to each of Contractor’s policies of insurance, whether described herein or not. Company will, as well, cause its insurer to waive subrogation against Contractor Group for liabilities it assumes.

L.            Severability of Interest

All liability policies (except Workers Compensation) shall provide that all the provisions thereof, except the limits of liability, shall operate in the same manner as if there was a separate policy covering each insured.

M.           Subcontractor’s Insurance

Contractor shall require all subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing Work hereunder, adequate insurance coverage in accordance with Contractor’s normal practice, but such insurance shall include provisions for Additional Insureds and Waivers of Subrogation in favor of Company Group as in Paragraphs H and M above.

N.            Construction

These insurance provisions in no way limit the liability of Contractor as stated elsewhere in this Agreement.

O.            Certificates

Contractor shall cause original, duly executed Certificates of Insurance, in an international standard form reasonably acceptable to Company, to be furnished to Company prior to the commencement of Work evidencing the insurance required hereunder and at each anniversary of coverage thereafter. Each certificate shall provide that thirty (30) days’ prior written notice shall be given the certificate holder in the event of cancellation of the policies.

All Certificates of Insurance must contain reference to endorsements (i.e., Additional Insured, Waiver of Subrogation, etc.) as required herein.

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36           EXHIBIT “C”— HEALTH, SAFETY AND ENVIRONMENTAL REQUIREMENTS

[BRIDGING DOCUMENT]

1.             HEALTH, SAFETY, SECURITY AND ENVIRONMENTAL REQUIREMENTS

Contractor shall comply fully with the following:

a.             Compliance with Relevant Statutory Provisions. Contractor shall comply with all relevant health, safety, security and environmental statutory provisions of the Country of Operations and additional health, safety, security and environmental requirements described below.

b.             Arrangements. Contractor shall have arrangements to manage compliance with relevant statutory provisions of the Country of Operations and additional health, safety, security and environmental obligations imposed by this Agreement or any Work Order.

c.             Contractor Controlled Worksite. Where Contractor controls the Worksite and Company has influence over the Work, Contractor shall prepare a bridging document specifying the interface between the arrangements of Contractor referred to in Section 1.b. and similar arrangements of Company. The interface document shall at a minimum describe the respective responsibilities of Contractor and Company for compliance with relevant Applicable Law and applicable health, safety, security and environmental obligations. The interface document shall contain appropriate details to reflect the risk of the Work and the complexity of the interface. The interface document shall be agreed by Contractor and Company.

d.             Company Controlled Worksite.

i.      Procedures and Practices. Where the Worksite is controlled by Company or another contractor, Contractor shall comply with all health, safety, security and environmental protection procedures and practices in force at the Worksite, including, but not limited to, drug and alcohol policies. Before commencing any Work, Contractor shall have the obligation to find out all policies, procedures and practices in force, to request direction from the party controlling the Worksite as to the relationship and priorities of all policies, procedures and practices, and to familiarize Contractor’s Personnel with same.

ii.     International Requirements. Where Contractor’s Personnel carry out Work on an offshore Worksite controlled by Company:

•   Contractor’s Personnel traveling offshore outside the United States of America shall be in possession of a valid passport,

•   Contractor’s Personnel traveling offshore shall be fit and free from illness,

•   Contractor’s Personnel traveling offshore shall notify Company’s representative of any medical conditions that may adversely affect his health or safety, or the health and safety of others,

•   Contractor’s Personnel traveling offshore shall notify Company’s representative of any medication being taken,

•   Contractor shall hold a current medical certificate issued in accordance with the UKOOA Guidelines for “Medical Aspects of Fitness for Offshore Work” for all Contractor’s Personnel traveling offshore,

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•   Contractor shall hold a current survival certificate issued in accordance with the UKOOA Guidelines for “Offshore Emergency Training” for all Contractor’s Personnel traveling offshore.

Contractor shall provide evidence to Company on request that Contractor’s Personnel hold medical and survival certificates.

e.             Education. Contractor’s Personnel shall be familiar with 1) all relevant health, safety, security and environmental statutory provisions of the Country of Operations, ii) additional health, safety, security and environmental requirements imposed by this Agreement, including but not limited to, procedures and practices in force at the Worksite and iii) Contractor’s arrangements for compliance with these.

f.             English Language. Contractor shall ensure that all supervisory Personnel engaged in Work at any Worksite shall have adequate comprehension of the English Language to be able to supervise and communicate with other Persons at the Worksite in order to work safely at all times and take instructions in the event of emergency.

g.             Company Audit. Company shall not be obliged to audit, examine or study the implementation of Contractor’s arrangements to manage health, safety, security and environmental protection. Contractor shall be completely and exclusively responsible to implement and at all times manage its arrangements and obligations. However, Company shall have the right to audit, inspect, review, examine and study Contractor’s implemented arrangements. Any such audit, assessment, inspection, examination and/or study shall not diminish Contractor’s responsibilities and/or liabilities. Contractor shall have Personnel who will assist and explain to Company any and all aspects of Contractor’s arrangements.

h.             Violation and Notification. Contractor, upon discovering a violation of relevant health, safety, security or environmental statutory provisions of the Country of Operations or additional health, safety, security and environmental requirements imposed by this Agreement or Work Order, shall correct the violation immediately, whether the violation is discovered by internal review by Contractor, audit or inspection by Company, or any other means. If the possibility of injury to any individual, or loss or damage to property exists, all affected Work shall stop until the condition is corrected. Any Contractor Equipment or tools declared unsafe shall be taken out of service immediately until made safe or removed from the Worksite and replaced. Contractor shall remove from the Worksite any Contractor’s Personnel who by a deliberate violation of the safety regulations have endangered life or property.

i-              Incident Reports. Contractor shall report to Company in writing immediately all incidents or occurrences resulting in injuries to Contractor’s employees or third parties or damage to property of third parties which arise out of or during the course of operations of Contractor or of any subcontractors of Contractor. Contractor shall notify Company immediately of any event relevant to the Work that could have caused, has caused or could cause injury or illness to any individual, loss or damage to property, product loss, interruption of the Work or negative impact to the environment. Contractor shall submit a written report to Company within twenty-four (24) hours of such event with all particulars known at that time. If full details are unavailable within twenty-four (24) hours, Contractor shall provide supplementary details to Company as soon as reasonably possible. Contractor shall provide Company with a copy of any report required by law to be provided to a competent authority. In addition, copies of

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all reports shall be made available to Company’s designated health, safety, security and environmental representative or his alternate. Contractor shall investigate all such events and implement actions to prevent recurrence. Contractor shall co-operate fully with Company if Company decides to investigate the event. Contractor shall record hours worked by Contractor’s Personnel on the Work and provide monthly summary to Company by the 5th working day of the following month or within five (5) working days from the conclusion of any Work.

j.              Personal Protective Equipment. Contractor shall provide members of Company Group engaged in performance of the Work with such protective gear and clothing that is required at the location where the Work is being performed. Supply of such gear and clothing shall be at Contractor’s expense. In the event that Company issues protective gear and/or clothing to Contractor’s Personnel, Contractor shall reimburse Company the cost of same. All Worksites, excluding offices and accommodation areas, shall be deemed to be “Eye Protection Areas” where safety glasses, goggles or other suitable eye protection must be worn at all times. In addition, hard hat, safety shoes, ear protection and flame retardant clothing or additional personal protective equipment as required for the Work being conducted shall be required.

k.             Contractor’s Office. Any office space, Contractor Equipment or facilities rented to Company by Contractor shall conform at a minimum with legal and regulatory requirements of the Country of Operations. Company shall assign certain Persons to reserved offices. Such assigned Persons shall be delivered whatever safety brochures and information Contractor has for this purpose. This shall at least include a diagram of the floor layout showing exit routes and fire escapes routes.

l.              Subcontractors. Contractor shall ensure that all its subcontractors shall comply with the provisions of this Section 1. Upon request by Company, Contractor shall provide evidence of such assessment prior to bid award. Contractor is ultimately responsible for the performance of any subcontractor and must ensure all subcontractors agree in writing to abide by Company’s health, safety, security and environmental requirements.

2.             ILLEGAL DRUGS, ALCOHOL AND FIREARMS

a.             Contractor shall comply with: (i) Applicable Law with regards to illegal drugs, alcohol and firearms; and (ii) those additional requirements with respect to illegal drugs, alcohol and firearms set out in a Work Order.

b.             Company is committed to providing a safe, healthy, productive and efficient work environment for its worksite employees as well as its customers, Contractors and the public in general.

c.             In light of this commitment, Contractor agrees that it will notify all of its employees and related subcontract Personnel, in writing, that the Company prohibits illegal drugs, narcotics, intoxicating beverages, pyrotechnics, firearms, weapons and other contraband or unlawful substances on Work locations. Additionally, Contractor agrees to, and hereby does, adopt the following provisions:

i.        Company and Contractor agree that it is the intention of this warranty to impose the duty of pre-assignment drug testing and the sole responsibility for accidents occurring in whole or in part as a consequence of the use, possession, transfer, purchase or sale of illegal

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Schiumberger Oilfield Eastern Limited	Page 35 of 37

drugs, narcotics, intoxicating beverages or other unlawful substances and materials by Contractor’s Personnel/employees on Contractor.

ii.       Contractor hereby warrants that it and its Subcontractors employees are and will be “alcohol/drug free” while working on Company Premises.

iii.      For purposes of this warranty provision, “alcohol/drug free” is defined as the ability of each such employee directly or indirectly involved in an accident or investigation to successfully pass an alcohol/drug test, as required by Company, at cost of Contractor, Contractor or an appropriate governmental agency having jurisdiction. Failing such test or avoidance or refusal to take such test will result in Contractor’s Personnel’s dismissal.

iv.     The term “Company Premises” includes not only all land, property, buildings, platforms, structures, installations, vessels, airplanes, helicopters, cars, trucks, and other means of conveyance owned/leased by Company or Contractor or used for Company business but also locations not owned or leased by Company where work is being performed for Company (such as geophysical sites).

v.      This Agreement requires Contractor to release the results of Contractor’s employee’s drug tests to Company within twenty-four (24) hours after the testing or as soon thereafter as practicable.

vi.     The items and substances covered by this warranty other than authorized weapons, explosives, and firearms, include illegal drugs or other mood altering substances, alcoholic beverages, “lookalike” substances, certain inhalants, prescription drugs and “Over the Counter” medications (except as noted below), and equipment, paraphernalia or literature specifically related to illegal drug or substance use.

vii.    Employees and subcontract Personnel may maintain on Company Premises certain prescription drugs and “over the counter” medications provided:

•      The drugs have been prescribed by a doctor for the person in possession of the drugs;

•      The drugs are kept in their original container;

•      A “Medication Permission” form covering the drugs has been signed by the employee and his or her supervisor (field locations only).

d.             Company also prohibits weapons, explosive, firearms and other dangerous or hazardous devices or substances from Company Premises without proper authorization from Company management.

e.             Weapons, explosives and firearms include any unauthorized firearm of whatever nature, any other type of weapon, and any ammunition or fireworks.

f.             Company reserves the right, from time to time, and in accordance with Applicable Law, to take steps to ensure that the mandates of this section are being followed. These steps may include the following:

i.      Reasonable searches of Company Premises and employees and others on Company Premises, including the personal effects and vehicles of such persons.

ii.     Drug screen tests or other investigative examinations of such persons as have demonstrated while on Company Premises that they may be under the influence of illegal drugs, narcotics or intoxicating beverages.

iii.    Confiscation of prohibited items and substances, and, where appropriate, delivery of such items to law enforcement authorities.

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Schlumberger Oilfield Eastern Limited	Page 36 of 37

g.             Any person found in possession of any of the items or substances prohibited by this section shall be removed from Company Premises and shall be subject to disciplinary action and procedures, which may lead to discharge. Any person who, as a result of the testing, is found to have identifiable traces of an illegal drug or substance in his or her system will be considered in violation of this section, and will be removed from Company Premises and will be subject to disciplinary action and procedure which may lead to discharge.

h.             Any Contractor employees or other third parties on Company Premises will be subject to this section. Any such individual found in violation of this section will be subject to removal from Company Premises.

i.              Violation of this section by Contractor employees or subcontract Personnel may also cause cancellation of this Agreement and any Work Order pursuant to this Agreement.

Master Service Agreement No: SCH003-11	Effective Date: 27 December, 2016
Schlumberger Oilfield Eastern Limited	Page 37 of 37

EXHIBIT “D” - ANTI-CORRUPTION COMPLIANCE CERTIFICATION

Contractor’s authorized representative shall sign the certification below.

ANTI-CORRUPTION COMPLIANCE CERTIFICATION

I Bunmi Omole a duly authorized representative of Schlumberger Oilfield Eastern Limited (“Contractor”), do hereby certify that neither I, nor to the best of my knowledge, any other representative of Contractor, has made, offered to make, or agreed to make any loan, gift, donation or payment, or any other thing of value directly or indirectly, whether in cash or in kind, to or for the benefit of any Foreign Official and/or foreign political party, to obtain or retain business or to secure any improper advantage for SCS Corporation Ltd or Hyperdynamics Corporation. For purposes of this certification, the term “foreign official” includes:

1.             any employee or officer of a government of a foreign country (i.e., a county other than the United States of America), including any federal, regional or local department, agency, or enterprise owned or controlled by the foreign government;

2.             any official of a foreign political party;

3.             any official or employee of a public international organization such as the World Health Organization, the World Trade Organization, the United Nations and like organizations;

4.             any person acting in an official capacity for, or on behalf of, such entities; and

5.             any candidate for foreign political office.

I hereby confirm that as a duly authorized representative of Contractor, I have received a copy of Company’s Anti-Corruption Policy. Contractor shall comply with the principles underlying Company’s Anti-Corruption Policy to the extent that they are not inconsistent with Contractor’s Code of Conduct.

I hereby confirm that should I learn of any of the prohibited activities described above, or if there are any changes in the ownership or control of Consultant, I will immediately advise:

Hyperdynamics Corporation

12012 Wickchester Lane, Suite 475

Houston, Texas USA

ATTN: Chief Compliance Officer

Telephone:           +1713-353-9400

Fax:                       +1713-353-9421

OR

Toll Free Hotline: 1-877-472-2110

International calls: +1 215-689-3885

E-mail: reports@lighthouse-services.com/hyperdynamics

Fax alternative for written documents: +1215-689-3885

Website: http://www.lighthouse-services.com/hyperdynamics

Signature:	/s/ Bunmi Omole

Name:	Bunmi Omole

Title	General Manager

Date:	28/12/16